EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2021 Third Quarter Results

•    Third Quarter Revenue of $27.5 million, increased 164% from the prior year
•    Third Quarter Customer Billings of $31.0 million, increased 200% over the prior year
•    Retail market billings increased 838%
•    Professional, Home Health Care and Long-Term Care market billings grew 19%, 38% and 28%, respectively
•    Route-Based Pickup billings increased 37% for the quarter
•    Operating margins of 33%; EBITDA margins of 35%
•    Third Quarter Net Income of $6.9 million, or $0.40 per share
•    Mailback billings of $24.4 million grew 428%, driven by strong COVID-19 related orders
•    Robust COVID-19 related mailback order activity expected to continue through calendar year 2021 and potentially thereafter
•    Playing a key role in COVID-19 vaccine programs in Retail and Long-Term Care Settings

HOUSTON, Texas, April 28, 2021 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter ended March 31, 2021.

Revenue in the third quarter of fiscal 2021 grew 164% to a record $27.5 million, compared to $10.4 million in the same prior year quarter, and a sequential increase of $10.5 million, or 62%, compared to the second quarter of fiscal 2021. Customer billings increased $20.7 million, or 200%, to $31.0 million for the third quarter compared to $10.3 million for the same prior year quarter. Third quarter customer billings benefitted from increased immunization business of $19.5 million and increased route-based pickup services of $1.0 million. Third quarter revenue benefitted from increased immunization business of $16.1 million (net of revenue deferrals) and increased route-based pickup services of $1.0 million. The difference between the increases in billings and revenue related to immunization volumes of $19.5 million and $16.1 million, respectively, is the impact of revenue recognition related to the deferral of a portion of current period sales, partially offset by the recognition of revenue associated with product returned for treatment and destruction.

Third quarter 2021 gross margin was 49% compared to 21% in the third quarter of fiscal 2020. Gross margin was positively impacted in the current quarter by the impact of revenue recognition where there was a higher proportion of immunization related mailbacks sold, with a higher up front gross margin, compared to immunization related mailbacks returned, with a lower gross margin upon return. On a normalized basis (excluding the impact of revenue recognition), gross margin would have been 41%. SG&A increased by about $600,000 or 16% to $4.2 million in the third quarter of fiscal 2021, compared to the same prior year quarter. The increase in SG&A is related primarily to a $400,000 increase in management incentive compensation, including both stock and cash, a $100,000 increase in board member compensation and continued investments in sales and marketing.

The Company reported operating income of $9.0 million in the third quarter of 2021, compared to an operating loss of $1.6 million in the third quarter of 2020. Sharps recorded net income of $6.9 million, or $0.41 per basic and $0.40 per diluted share, in the third quarter of fiscal 2021, as compared to net loss of $1.6 million, or ($0.10) per basic and diluted share in the third quarter of fiscal 2020. Sharps recorded EBITDA of $9.6 million, or 35% of revenue in the third quarter of fiscal 2021 compared to an EBITDA loss of $1.2 million in the third quarter of fiscal 2020. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “As we anticipated, we experienced tremendous growth in the third quarter of fiscal 2021, as evidenced by record revenue and billings, significantly enhanced gross margin and greatly increased profitability. In March 2020 we launched several substantial infrastructure projects to support what we expected would be significantly increased demand, including: the tripling of capacity at our treatment facilities in Texas and Pennsylvania; an additional mailback related warehouse and distribution facility; and significant increases to our mailback inventory. These initiatives positioned us very well to provide uninterrupted service to our customers throughout the pandemic, particularly as COVID-19 vaccinations became widely available and we saw exponentially increased demand for our mailback solutions. It is important to note that we anticipate continued demand through the balance of this calendar year, as our customers prepare for several upcoming developments including: the continued roll-out of the COVID-19 vaccines, expected rollout of a COVID vaccine for children and adolescents; heightened seasonal flu-shot demand and potential booster shots to address efficacy of existing vaccines and to combat COVID variants. We also believe that some level of incremental vaccine related business should continue into 2022 and beyond as the country and the world move much more proactively in vaccine development, distribution and administration to combat COVID-19 and other potential viruses in the future.

“In addition to the extraordinary growth in our mailback business, we achieved solid growth in our route-based business where billings increased 37% for the third quarter. Long before the pandemic, we recognized the growth opportunity represented by the strategic expansion of our route-based pick-up solution and during the quarter we announced the expansion of our direct route-based services to Arizona, Colorado, New Mexico and Utah. With this addition, our direct route-based footprint now includes 37 states and 80% of the U.S. population. We view our route-based business as a key growth driver with solid long-term recurring revenue potential and we look forward to continuing to pursue opportunities to grow our route-based presence and to further penetrate this $1 billion market opportunity.”
Third Quarter Review

Retail market billings grew 838% to $21.7 million in the third quarter of fiscal 2021 as compared to $2.3 million in the same prior year period. The increase in retail billings is primarily due to increased immunization related orders of $19.5 million.

Professional market billings increased 19% to $4.6 million in the third quarter of fiscal 2021 as compared to $3.9 million in the third quarter of 2020.

Home Health Care market billings increased 38% to $2.3 million in the third quarter of fiscal 2021 compared to $1.7 million in the third quarter of fiscal 2020.

Long-Term Care market billings increased 28% to $1.0 million in the third quarter of fiscal 2021 compared to $0.8 million in the prior year period, related to an increased volume of COVID-19 related waste management as well as new customers.

Pharmaceutical Manufacturer market billings decreased 34% to $0.6 million in the third quarter of fiscal 2021 compared to $0.9 million in the third quarter of fiscal 2020, related to the timing of inventory builds for patient support programs.

Billings for the inside and online sales channel increased 36% to $3.5 million in the third quarter of fiscal 2021 as compared to $2.5 million in the same prior year period primarily due to increases in route-based pickup services to the Professional and Long-Term Care markets.

First Nine Months Fiscal 2021 Results

Sharps recorded revenue of $57.7 million in the first nine months of fiscal 2021, an increase of 50% compared to revenue of $38.6 million in the first nine months of fiscal 2020 and surpassing full year 2020 revenue of $51.1 million. Customer billings increased 59% to $62.9 million for the first nine months of fiscal 2021. Retail market billings increased 195% to $31.5 million as compared to $10.7 million in the first nine months of fiscal 2020, due primarily to an increase in billings for immunization related orders of $21.1 million, partially offset by a decrease in unused medications billings in the retail market of $0.2 million. Long-Term Care market billings increased 62% to $3.3 million as compared to $2.1 million in the prior year period related primarily to an increased volume of COVID-19 related waste management and ancillary supplies. Professional market billings increased 7% to $13.3 million in the first nine months of fiscal 2021 compared to $12.4 million in the same prior year period. During the first nine months of fiscal 2021, Pharmaceutical Manufacturer market billings increased 18% to $4.8 million as compared to $4.1 million in the first nine months of fiscal 2020.

Gross margin increased to 39% for the first nine months of fiscal 2021 as compared to 30% in first nine months of fiscal 2020. SG&A expense increased 9% to $11.7 million, from $10.7 million, in the first nine months of fiscal 2021, related to a $400,000 increase in management incentive compensation, including both stock and cash, a $250,000 increase in board member compensation and $350,000 due to the Company’s continued investments in sales and marketing. The Company recorded operating income of $10.3 million in the first nine months of fiscal 2021 as compared to operating income of $0.3 million in the first nine months of fiscal 2020.

Net income for the first nine months of fiscal 2021 was $7.8 million, or $0.47 per basic and $0.46 per diluted share compared to net income of $0.1 million or $0.01 per basic and diluted share for the first nine months of fiscal 2020.

Sharps recorded EBITDA of $11.8 million, or 20% of revenue, in the first nine months of fiscal 2021, as compared to EBITDA of $1.5 million in the first nine months of fiscal 2020. (See Reconciliation of Net Income (Loss) to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash was $11.2 million at March 31, 2021, compared to cash of $5.4 million at June 30, 2020. The Company had working capital of $20.7 million at March 31, 2021 compared to working capital of $11.1 million at June 30, 2020.

Mr. Tusa concluded, “While the third quarter results were very strong, we believe that we are just getting started as we grow to become a much larger company penetrating multiple $1 billion markets, and as we further solidify our leadership position as a comprehensive provider of medical, pharmaceutical and hazardous waste solutions to the small and medium quantity generator markets. Our team has performed exceptionally well in successfully delivering our solutions to our customers in a very high growth environment and we are well prepared and planning for continued growth in all of our businesses.”

Third Quarter Fiscal Year 2021 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through May 28, 2021. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 40727. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Report on Form 10-Q or refer to our Annual Report on Form 10-K. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Executive Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2021	2020	% Change	2021	2020	% Change

Revenue	$27,528	$10,414	164.3%	$57,690	$38,578	49.5%

Cost of revenue	14,129	8,191	72.5%	35,031	26,999	29.7%
Gross profit	13,399	2,223	502.7%	22,659	11,579	95.7%
Gross margin	48.7%	21.3%		39.3%	30.0%
SG&A expense	4,181	3,600	16.1%	11,725	10,718	9.4%
Depreciation and amortization	216	201		625	602

Operating Income (Loss)	9,002	(1,578)		10,309	259
Operating margin	32.7%	(15.2)%		17.9%	0.7%

Interest income	—	4		—	13
Interest expense	(55)	(36)		(134)	(81)
Income associated with derivative instrument	26	—		41	—
Total other expense	(29)	(32)		(93)	(68)

Income (loss) before income tax expense	8,973	(1,610)		10,216	191
Income tax expense (benefit)	2,123	(54)		2,431	91
Net Income (Loss)	$6,850	$(1,556)		$7,785	$100

Net Income (Loss) Per Share
Basic	$0.41	$(0.10)		$0.47	$0.01
Diluted	$0.40	$(0.10)		$0.46	$0.01
Weighted Average Shares Outstanding
Basic	16,556	16,264		16,481	16,211
Diluted	17,187	16,264		16,978	16,312

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	June 30,
	2021	2020 (*)
ASSETS:
Current assets:
Cash	$11,216	$5,416
Accounts receivable, net	23,415	11,789
Inventory	4,378	5,638
Contract asset	37	156
Prepaid and other current assets	446	1,287
Total current assets	39,492	24,286
Property, plant and equipment, net	10,952	8,740
Financing lease right of use asset, net	647	387
Operating lease right of use asset	8,407	8,747
Inventory, net of current portion	988	1,064
Other assets	110	154
Goodwill	6,735	6,735
Intangible assets, net	2,390	2,771
Deferred tax asset	—	1,252
Total assets	$69,721	$54,136

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
Account payable	$3,550	$3,291
Accrued liabilities	3,044	2,768
Operating lease liability	2,398	2,192
Financing lease liability	115	65
Current maturities of long-term debt	2,836	1,658
Contract liability	6,877	3,262
Total current liabilities	18,820	13,236
Contract liability, net of current portion	1,692	705
Operating lease liability, net of current portion	6,150	6,671
Financing lease liability, net of current portion	537	337
Other liabilities	54	104
Deferred tax liability	32	—
Long-term debt, net of current portion	3,616	3,505
Total liabilities	30,901	24,558
Stockholders' equity	38,820	29,578
Total liabilities and stockholders' equity	$69,721	$54,136
(*) Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Retail	$21,714	70.0%	$2,314	$19,400	838.4%
Professional	4,606	14.9%	3,885	721	18.6%
Home Health Care	2,299	7.4%	1,663	636	38.2%
Pharmaceutical Manufacturer	567	1.8%	857	(290)	(33.8)%
Long-Term Care	973	3.1%	758	215	28.4%
Government	642	2.1%	571	71	12.4%
Environmental	76	0.2%	38	38	100.0%
Other	131	0.5%	240	(109)	(45.4)%
Subtotal	31,008	100.0%	10,326	20,682	200.3%
GAAP Adjustment *	(3,480)		88	(3,568)
Revenue Reported	$27,528		$10,414	$17,114	164.3%

	Nine-Months Ended March 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Retail	$31,500	50.1%	$10,674	$20,826	195.1%
Professional	13,277	21.1%	12,385	892	7.2%
Home Health Care	7,479	11.9%	7,586	(107)	(1.4)%
Pharmaceutical Manufacturer	4,808	7.6%	4,068	740	18.2%
Long-Term Care	3,342	5.3%	2,063	1,279	62.0%
Government	1,654	2.6%	1,824	(170)	(9.3)%
Environmental	390	0.6%	123	267	217.1%
Other	452	0.8%	752	(300)	(39.9)%
Subtotal	62,902	100.0%	39,475	23,427	59.3%
GAAP Adjustment *	(5,212)		(897)	(4,315)
Revenue Reported	$57,690		$38,578	$19,112	49.5%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$24,373	78.5%	$4,614	$19,759	428.2%
Route-Based Pickup	3,597	11.6%	2,625	972	37.0%
Unused Medications	2,078	6.7%	2,111	(33)	(1.6)%
Third Party Treatment	76	0.2%	38	38	100.0%
Other	884	3.0%	938	(54)	(5.8)%
Total Billings by Solution	$31,008	100.0%	$10,326	$20,682	200.3%

	Nine-Months Ended March 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$42,719	67.9%	$21,280	$21,439	100.7%
Route-Based Pickup	10,244	16.3%	7,762	2,482	32.0%
Unused Medications	6,152	9.8%	6,815	(663)	(9.7)%
Third Party Treatment	390	0.6%	123	267	217.1%
Other	3,397	5.4%	3,495	(98)	(2.8)%
Total Billings by Solution	$62,902	100.0%	$39,475	$23,427	59.3%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2021	% Total	2020	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$22,879	73.8%	$5,276	$17,603	333.6%
Distributors	4,667	15.1%	2,501	2,166	86.6%
Inside and Online Sales	3,462	11.1%	2,549	913	35.8%
Total Billing by Channel	$31,008	100.0%	$10,326	$20,682	200.3%

	Nine-Months Ended March 31,
	2021	% Total	2020	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$41,064	65.3%	$21,505	$19,559	91.0%
Distributors	12,684	20.2%	10,613	2,071	19.5%
Inside and Online Sales	9,154	14.5%	7,357	1,797	24.4%
Total Billing by Channel	$62,902	100.0%	$39,475	$23,427	59.3%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Net Income (Loss)	$6,850	$(1,556)	$7,785	$100
Income tax expense (benefit)	2,123	(54)	2,431	91
Interest expense, net	55	32	134	68
Depreciation and amortization	522	388	1,445	1,191

EBITDA	$9,550	$(1,190)	$11,795	$1,450

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.